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           MANAGEMENT CONSULTING SERVICES CONTRACT AGREEMENT BETWEEN

                                  Adam Bowron
                           302-1510 West 1st Avenue
                            Vancouver, BC, V6J 4X9
                             Tel:  (604) 837-1479

                                      AND

                          TopClick International Inc.
                7676 Hazard Center Drive, Office 10 -5th Floor
                             San Diego, CA, 92108
                             Tel:  (619) 298-8225

This contract confirms the agreement between TopClick International Inc. (TOPCLICK) and Adam Bowron concerning the provision of technical consulting services to TOPCLICK. The terms are as follows:

Contract Definition
-------------------
This contract is a 'services contract' with the meaning of the term referring to consulting services being contracted as defined in "Services". All parties agree and acknowledge that Adam Bowron is providing contracted services and nothing in this Agreement shall create an employer-employee relationship, principal-agent relationship nor a partnership.

Contract term
-------------
The term of this agreement shall be from June 1, 2000 to August 30, 2000. Notwithstanding the date of execution of this agreement, the term shall be deemed to have commenced on June 1, 2000 and shall continue to August 31, 2000, or until notice of termination has been given by either TOPCLICK or Adam Bowron.

Contract termination
--------------------
Both Adam Bowron and TOPCLICK reserve the right to cancel this contract without further obligation or expense of any kind at any time without notice or warning for cause or non-compliance with this Agreement; or upon thirty (30) days written notice during the term of the Agreement for any reason.

Services
--------
*    Adam Bowron will provide the following technical services:

     Adam Bowron will provide technical services in the capacity of Systems Engineer to TopClick to deliver such technical services as are detailed by Topclick during the contract terms (listed below). In the event that Mr. Adam Bowron is unavailable to complete the contract, TopClick reserves the right to terminate this contract with Adam immediately, or to approve such replacement contractor as will be satisfactory to Topclick.

     Topclick.com website Maintenance/Development:

     * Modification/Deletion/Development of pages and any backend work within the publicly accessible website

     *    Webmaster for www.topclick.com

     * Administration and support of servers (OS, database, web server, hardware) directly running/supporting the website (as listed)

          -    Secure1.topclick.com
          -    www1.topclick.com
          -    www2.topclick.com
          -    www3.topclick.com
          -    devel.topclick.com
          -    Marketwave.topclick.com

Compensation
------------
TopClick shall pay to Adam Bowron a payment of $6,250 (USD) and TopClick shall have the option to pay for this in shares of TopClick International Inc. Such shares will be restricted in nature, but Topclick shall issue an S8 at the end of the contract period, which will make the shares tradable. Such shares to be priced at an average market price over the period for which the services are performed, and the instruction to the Transfer Agent to issue such shares will occur upon completion of the contract.

Other Contracts
---------------
Adam Bowron shall inform Topclick of any other contracts that he intends to enter into with other parties, prior to agreeing such contracts. In the event that Topclick reasonably considers there to be a conflict of interest in such a contract, Topclick reserves the right to terminate this contract with Adam Bowron immediately if Adam Bowron commits to such new work.

Governing Laws and Interpretation
---------------------------------
This Agreement shall be interpreted and governed according to the laws of British Columbia. Should any provision of this Agreement be found to be invalid or unenforceable, the remainder shall continue to be valid and enforceable.

Section headings are not intended to affect the meaning nor the interpretation of the Agreement.

Agreement
---------
This document shall form one entire and complete Agreement (the Agreement).


The Agreement may only be amended in writing signed by both parties or their fully authorized representatives.


Agreed and signed,


-----------------------------------     Date:
Adam Bowron                                  -----------------


-----------------------------------     Date:
Chris Lewis                                  -----------------
TopClick International Inc.